Exhibit 99.1

REALOGY REPORTS RESULTS FOR FIRST QUARTER 2011

Real Estate Leader Posts Net Revenue of $831 Million

PARSIPPANY, N.J., May 4, 2011 – Realogy Corporation, a global leader in real estate and relocation services, today reported results for the first quarter ended March 31, 2011. Realogy’s net revenue for the first quarter was $831 million, an increase of 1% compared to 2010. This was largely attributable to an increase in transaction volume in the Company’s relocation and title and settlement services segments. EBITDA before restructuring and other items for the quarter was $25 million, an increase of $3 million, or 14%, year-over-year. Realogy’s reported EBITDA for the quarter was ($11) million. For the quarter, Realogy recorded a net loss attributable to the Company of $237 million.

“We are pleased to report that our first quarter 2011 operating results improved on a year-over-year basis, which is significant given the continuation of macroeconomic headwinds in the period as well as difficult comparisons to last year’s first quarter given the impact from the 2010 Homebuyer Tax Credit,” said Richard A. Smith, Realogy’s chief executive officer. “Our first-quarter gains at Cartus and Title Resource Group were driven by traction we are gaining on our long-term growth initiatives.”

Looking at Realogy’s core business drivers, both the Realogy Franchise Group (RFG) and NRT outperformed the national market in terms of average sales price. The average homesale price was up 3% at RFG and decreased at NRT in the first quarter of 2011 by 1%, compared to the 3% decrease in average home price reported by the National Association of Realtors (NAR). This was offset by a 4% year-over-year decrease in the number of homesale sides at RFG and a 3% decrease at NRT, the company-owned brokerage unit. These results were consistent with the 2% decrease in actual existing domestic homesale units reported by NAR. Cartus experienced an 8% increase in relocation initiations primarily due to increased volume from the Primacy acquisition. Cartus referral volume also increased 6% during the quarter. Due to expanded refinancing activity, Title Resource Group posted a 41% increase in refinance title and closing units and a 2% increase in the average price per closing unit.

“Looking ahead to the second quarter of 2011, we expect homesale sides to be down and average sales price to increase on a comparative basis to second quarter 2010,” said Tony Hull, Realogy’s chief financial officer. “Despite the poor year-over-year comparisons in reported existing homesale activity that will likely peak in this quarter, we continue to be encouraged that the residential real estate market is following a course of modest but steady progress. This can be gauged by the sequential monthly improvement in the seasonally adjusted annual rate of homesales of 4% that have been reported by NAR since last July.”

Balance Sheet Information and Covenant Compliance as of March 31, 2011

The Company ended the quarter with $72 million of readily available cash and $30 million outstanding on its revolving credit facility under its senior secured credit agreement. There was $325 million of outstanding borrowings under the revolving credit facility as of May 2, 2011 largely due to the semi-annual interest paid in April. The Company expects approximately half of these borrowings to be repaid by the end of the second quarter.

Realogy Reports Results for First Quarter 2011	Page 2

A complete balance sheet is included as Table 2 of this press release.

As of March 31, 2011, the Company’s senior secured leverage ratio (SSLR) was 3.83 to 1, which is below the 4.75 to 1 maximum ratio required to be in compliance with its senior secured credit agreement. The SSLR is determined by dividing Realogy’s senior secured net debt of $2.4 billion at March 31, 2011 by the Company’s Adjusted EBITDA of $634 million for the 12 months ended March 31, 2011. (Please see Table 8 for the definition of non-GAAP financial measures, Adjusted EBITDA and EBITDA before restructuring and other items and Tables 6 and 7 for a reconciliation of these non-GAAP measures to their most comparable GAAP financial measure, net loss attributable to Realogy.)

Investor Webcast

Realogy will hold a Webcast to review its first quarter 2011 results on May 4 at 10:00 a.m. (EDT). The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call, together with corresponding slides, will be made available live via Webcast on the Investor Information section of the Realogy website (www.realogy.com). A replay of the Webcast also will be available on the website from May 5 through May 12.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,600 offices and 260,400 sales associates doing business in 100 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy is owned by affiliates of Apollo Management, L.P., a subsidiary of Apollo Global Management, LLC, a leading global alternative asset manager.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of improvement in the residential real estate markets, including, but not limited to, the lack of sustained improvement in the number of homesales and/or further declines in home prices, low levels of consumer confidence, the impact of the ongoing or future recessions and related high levels of unemployment in the U.S. and abroad, continuing high levels of foreclosures, and reduced availability of mortgage

Realogy Reports Results for First Quarter 2011	Page 3

financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant’s contingent liabilities; adverse developments or the absence of sustained improvement in general business, economic and political conditions, including, but not limited to, changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets; our failure to enter into or renew franchise agreements, maintain our brands or the inability of franchisees to survive the current real estate cycle; our inability to realize benefits from future acquisitions; our inability to sustain improvements in our operating efficiency; and our inability to access the capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Realogy Reports Results for First Quarter 2011	Page 4

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended March 31,
	2011	2010
Revenues
Gross commission income	$575	$588
Service revenue	164	136
Franchise fees	51	55
Other	41	40

Net revenues	831	819

Expenses
Commission and other agent-related costs	374	377
Operating	318	300
Marketing	43	46
General and administrative	71	78
Former parent legacy costs (benefit), net	(2)	5
Restructuring costs	2	6
Depreciation and amortization	46	50
Interest expense/(income), net	179	152
Loss on the early extinguishment of debt	36	—
Other (income)/expense, net	—	(3)

Total expenses	1,067	1,011

Loss before income taxes, equity in earnings and noncontrolling interests	(236)	(192)
Income tax expense	1	6
Equity in earnings of unconsolidated entities	—	(1)

Net loss	(237)	(197)
Less: income attributable to noncontrolling interests	—	—

Net loss attributable to Realogy	$(237)	$(197)

Realogy Reports Results for First Quarter 2011	Page 5

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$93	$192
Trade receivables (net of allowance for doubtful accounts of $66 and $67)	125	114
Relocation receivables	394	386
Relocation properties held for sale	18	21
Deferred income taxes	73	76
Other current assets	116	109

Total current assets	819	898

Property and equipment, net	179	186
Goodwill	2,611	2,611
Trademarks	732	732
Franchise agreements, net	2,892	2,909
Other intangibles, net	467	478
Other non-current assets	213	215

Total assets	$7,913	$8,029

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$154	$203
Securitization obligations	311	331
Due to former parent	98	104
Revolving credit facilities and current portion of long-term debt	136	194
Accrued expenses and other current liabilities	631	525

Total current liabilities	1,330	1,357

Long-term debt	6,837	6,698
Deferred income taxes	886	883
Other non-current liabilities	157	163

Total liabilities	9,210	9,101

Equity (deficit):
Common stock	—	—
Additional paid-in capital	2,028	2,026
Accumulated deficit	(3,307)	(3,070)
Accumulated other comprehensive loss	(19)	(30)

Total Realogy stockholder’s deficit	(1,298)	(1,074)

Noncontrolling interests	1	2

Total equity (deficit)	(1,297)	(1,072)

Total liabilities and equity (deficit)	$7,913	$8,029

Realogy Reports Results for First Quarter 2011	Page 6

Table 3

REALOGY CORPORATION

2011 KEY DRIVERS

	Three Months Ended March 31,
	2011	2010	% Change
Real Estate Franchise Services (a)
Closed homesale sides	184,643	193,340	(4%)
Average homesale price	$193,710	$188,478	3%
Average homesale broker commission rate	2.54%	2.55%	(1 bps )
Net effective royalty rate	4.87%	5.04%	(17 bps )
Royalty per side	$251	$252	—%

Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	52,532	(3%)
Average homesale price	$414,164	$417,782	(1%)
Average homesale broker commission rate	2.50%	2.48%	2 bps
Gross commission income per side	$11,188	$11,161	—%

Relocation Services
Initiations (b)	35,108	32,429	8%
Referrals (c)	12,812	12,109	6%

Title and Settlement Services
Purchase title and closing units	18,971	19,947	(5%)
Refinance title and closing units	16,826	11,935	41%
Average price per closing unit	$1,386	$1,353	2%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes Primacy initiations of 7,712 for the three months ended March 31, 2011 and 5,177 for the period January 21, 2010 (date of acquisition) through March 31, 2010.
(c)	Includes Primacy referrals of 968 for the three months ended March 31, 2011 and 716 for the period January 21, 2010 (date of acquisition) through March 31, 2010.

Realogy Reports Results for First Quarter 2011	Page 7

Table 4

REALOGY CORPORATION

2010 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010

Real Estate Franchise Services (a)
Closed homesale sides	193,340	288,479	229,241	211,281	922,341
Average homesale price	$188,478	$197,637	$202,272	$202,906	$198,076
Average homesale broker commission rate	2.55%	2.54%	2.53%	2.53%	2.54%
Net effective royalty rate	5.04%	5.04%	4.95%	4.97%	5.00%
Royalty per side	$252	$261	$267	$267	$262

Company Owned Real Estate Brokerage Services
Closed homesale sides	52,532	83,583	61,092	58,080	255,287
Average homesale price	$417,782	$424,442	$457,782	$444,000	$435,500
Average homesale broker commission rate	2.48%	2.49%	2.47%	2.48%	2.48%
Gross commission income per side	$11,161	$11,247	$12,209	$11,736	$11,571

Relocation Services
Initiations (b)	32,429	46,189	36,743	32,943	148,304
Referrals (c)	12,109	21,770	19,625	16,101	69,605

Title and Settlement Services
Purchase title and closing units	19,947	30,133	22,963	21,247	94,290
Refinance title and closing units	11,935	10,378	17,546	22,366	62,225
Average price per closing unit	$1,353	$1,472	$1,381	$1,336	$1,386

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes initiations of 5,177, 7,612, 6,516 and 6,782 for the periods ended March 31, June 30, September 30, and December 31, 2010, respectively, related to the Primacy acquisition on January 21, 2010.
(c)	Includes referrals of 716, 1,527, 1,513 and 1,241 for the periods ended March 31, June 30, September 30, and December 31, 2010, respectively, related to the Primacy acquisition on January 21, 2010.

Realogy Reports Results for First Quarter 2011	Page 8

Table 5a

REALOGY CORPORATION

SELECTED 2011 FINANCIAL DATA

(In millions)

For the Three Months ended March 31, 2011
Revenue (a)
Real Estate Franchise Services	$118
Company Owned Real Estate Brokerage Services	587
Relocation Services	87
Title and Settlement Services	83
Corporate and Other	(44)

Total Company	$831

EBITDA (b)
Real Estate Franchise Services	$62
Company Owned Real Estate Brokerage Services	(37)
Relocation Services	10
Title and Settlement Services	2
Corporate and Other	(48)

Total Company	$(11)

Depreciation and amortization	46
Interest expense, net	179
Income tax expense	1

Net loss attributable to Realogy	$(237)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million for the three months ended March 31, 2011. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2011. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011 broken down by business units as follows:

For the Three Months ended March 31, 2011
Real Estate Franchise Services	$—
Company Owned Real Estate Brokerage Services	2
Relocation Services	—
Title and Settlement Services	—
Corporate and Other	34

Total Company	$36

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2011 was: RFG $62 million, NRT ($35) million, Cartus $10 million, TRG $2 million and Corporate ($14) million.

Realogy Reports Results for First Quarter 2011	Page 9

Table 5b

REALOGY CORPORATION

SELECTED 2010 FINANCIAL DATA

(In millions)

	For the Three Months Ended March 31, 2010	For the Three Months Ended June 30, 2010	For the Three Months Ended September 30, 2010	For the Three Months Ended December 31, 2010	For the Year Ended December 31, 2010
Revenue (a)
Real Estate Franchise Services	$122	$173	$138	$127	$560
Company Owned Real Estate Brokerage Services	601	956	762	697	3,016
Relocation Services	76	106	122	101	405
Title and Settlement Services	65	86	84	90	325
Corporate and Other	(45)	(68)	(54)	(49)	(216)

Total Company	$819	$1,253	$1,052	$966	$4,090

EBITDA (b)
Real Estate Franchise Services	$65	$123	$90	$74	$352
Company Owned Real Estate Brokerage Services	(34)	84	31	(1)	80
Relocation Services	4	27	51	27	109
Title and Settlement Services	(5)	11	8	11	25
Corporate and Other	(19)	299	(3)	(8)	269

Total Company	$11	$544	$177	$103	$835

Depreciation and amortization	50	49	49	49	197
Interest expense, net	152	155	151	146	604
Income tax expense (benefit)	6	118	10	(1)	133

Net income (loss) attributable to Realogy	$(197)	$222	$(33)	$(91)	$(99)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $45 million, $68 million, $54 million and $49 million for the three months ended March 31, June 30, September 30, and December 31 2010, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $10 million, $12 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30, September 30, and December 31 2010, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2010. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2010. There are no other material inter-segment transactions.
(b)	Includes $6 million and $5 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2010, $4 million of restructuring costs offset by a net benefit of $314 million of former parent legacy items primarily as a result of tax and other liability adjustments for the three months ended June 30, 2010, $2 million of restructuring costs offset by a net benefit of $6 million of former parent legacy items for the three months ended September 30, 2010 and $9 million of restructuring and $1 million of merger costs, offset by a net benefit of $8 million of former parent legacy items for the three months ended December 31, 2010. EBITDA for the year ended December 31, 2010 includes $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments broken down by business units as follows:

	For the Three Months Ended March 31, 2010	For the Three Months Ended June 30, 2010	For the Three Months Ended September 30, 2010	For the Three Months Ended December 31, 2010	For the Year Ended December 31, 2010
Real Estate Franchise Services	$—	$—	$—	$—	—
Company Owned Real Estate Brokerage Services	3	2	2	5	12
Relocation Services	2	1	—	—	3
Title and Settlement Services	1	—	—	2	3
Corporate and Other	5	(313)	(6)	(5)	(319)

Total Company	$11	$(310)	$(4)	$2	$(301)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2010 was: RFG $65 million, NRT ($31) million, Cartus $6 million, TRG ($4) million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended June 30, 2010 was: RFG $123 million, NRT $86 million, Cartus $28 million, TRG $11 million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended September 30, 2010 was: RFG $90 million, NRT $33 million, Cartus $51 million, TRG $8 million and Corporate ($9) million. EBITDA by segment before restructuring and other items detailed above for the three months ended December 31, 2010 was: RFG $74 million, NRT $4 million, Cartus $27 million, TRG $13 million and Corporate ($13) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2010 was as follows: RFG $352 million, NRT $92 million, Cartus $112 million, TRG $28 million, and Corporate ($50) million.

Realogy Reports Results for First Quarter 2011	Page 10

Table 6

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

(In millions)

A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended March 31, 2011 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended December 31, 2010	Three Months Ended March 31, 2010	Nine Months Ended December 31, 2010	Three Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
Net income (loss) attributable to Realogy	$(99)	$(197)	$98	$(237)	$(139	)(a)
Income tax expense	133	6	127	1	128

Income (loss) before income taxes	34	(191)	225	(236)	(11)
Interest expense, net	604	152	452	179	631
Depreciation and amortization	197	50	147	46	193

EBITDA	835	11	824	(11)	813	(b)
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy cost (benefit) items, net (c)					(312)
Pro forma cost-savings for 2011 restructuring initiatives (d)					4
Pro forma cost-savings for 2010 restructuring initiatives (e)					13
Pro forma effect of business optimization initiatives (f)					48
Non-cash charges (g)					(2)
Non-recurring fair value adjustments for purchase accounting (h)					4
Pro forma effect of acquisitions and new franchisees (i)					13
Apollo management fees (j)					15
Incremental securitization interest costs (k)					2
Loss on the early extinguishment of debt					36
Adjusted EBITDA					$634

Total senior secured net debt (l)					$2,427

Senior secured leverage ratio					3.83x

(a)	Net loss attributable to Realogy consists of: (i) income of $222 million for the second quarter of 2010; (ii) a loss of $33 million for the third quarter of 2010; (iii) a loss of $91 million for the fourth quarter of 2010 and (iv) a loss of $237 million for the first quarter of 2011.
(b)	EBITDA consists of: (i) $544 million for the second quarter of 2010; (ii) $177 million for the third quarter of 2010; (iii) $103 million for the fourth quarter of 2010 and (iv) a negative $11 million for the first quarter of 2011.
(c)	Consists of $18 million of restructuring costs and $1 million of merger costs offset by a net benefit of $331 million for former parent legacy items.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first three months of 2011. From this restructuring, we expect to reduce our operating costs by approximately $4 million on a twelve-month run-rate basis and estimate that less than $1 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2010. From this restructuring, we expect to reduce our operating costs by approximately $34 million on a twelve-month run-rate basis and estimate that $21 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010.
(f)

Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $9 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash

Realogy Reports Results for First Quarter 2011	Page 11

adjustments, $5 million related to vendor renegotiations, $26 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(g)	Represents the elimination of non-cash expenses, including $6 million of stock-based compensation expense and $1 million of other non-cash items less $9 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2010 through March 31, 2011.
(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(i)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on April 1, 2010. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2010.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended March 31, 2011.
(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2011.
(l)	Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,486 million plus $13 million of capital lease obligations less $72 million of readily available cash as of March 31, 2011. Pursuant to the terms of the senior secured credit facility, senior secured net debt does not include our 7.875% Senior Secured Notes due 2019, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes.

Realogy Reports Results for First Quarter 2011	Page 12

Table 7

Reconciliation of net loss attributable to Realogy to EBITDA and EBITDA before restructuring and other items (in millions)

A reconciliation of net loss attributable to Realogy to EBITDA and EBITDA before restructuring and other items for the first quarter ended March 31, 2011 and 2010 is set forth in the following table:

	Three Months Ended March 31,
	2011	2010
Net loss attributable to Realogy	$(237)	$(197)
Income tax expense	1	6

Loss before income taxes	(236)	(191)
Interest expense, net	179	152
Depreciation and amortization	46	50

EBITDA	$(11)	$11

Legacy costs (benefits), net	(2)	5
Restructuring costs	2	6
Loss on the early extinguishment of debt	36	—

Total restructuring and other items	36	11

EBITDA before restructuring and other items	$25	$22

Realogy Reports Results for First Quarter 2011	Page 13

Table 8

Definitions

EBITDA is defined by us as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is defined by us as EBITDA adjusted for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, and loss on the early extinguishment of debt as described in Tables 6 and 7 above. Adjusted EBITDA is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. We present EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA because we believe EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA and EBITDA before restructuring and other items as a factor in evaluating the performance of our business. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP. See Tables 6 & 7 for a presentation of net income (loss) as calculated under GAAP and a reconciliation to our EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We believe EBITDA before restructuring and other items also facilitates company-to-company operating performance comparisons by backing out those items in EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as analytical tools, and you should not consider EBITDA or EBITDA before restructuring and other items either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

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these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently so they may not be comparable.

Adjusted EBITDA as used herein corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio.

Like EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.

EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.